Exhibit 99

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Reports 2009 Second Quarter Results
Sales decline on weak market conditions; EPS of $0.09 excluding special expenses;
Debt reduction of $21.2 million with strong cash flow
July 23, 2009, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today reports results for the second quarter ended June 30, 2009. Highlights from continuing operations include:
•	Net sales for the second quarter were $173.2 million, a decrease of 19% compared to $214.6 million in the comparable quarter of 2008. The decrease is primarily the result of continued weak economic conditions in the Company’s end markets.

•	The Company reported a net loss of $1.4 million or $0.04 per share in the second quarter compared to net income of $2.9 million or $0.08 per share in the second quarter of 2008. Special expenses included in second quarter results were $7.4 million in 2009 and $1.6 million in 2008, detailed below.

•	Excluding special expenses, income, net of taxes, was $3.1 million or $0.09 per share in the second quarter compared to $3.9 million or $0.11 per share in the second quarter of 2008.

•	Gross profit was 24.0% in the second quarter compared to 23.0% in the same period of 2008. The increase is primarily due to favorable raw material costs, including LIFO inventory reductions, as well as continued stability of selling prices and benefits from the Company’s restructuring initiatives.

•	SG&A declined $4.8 million in the second quarter of 2009 compared to the same period of 2008, after excluding special expenses of $7.0 million and $1.3 million, respectively. This reflects lower selling expenses due to reduced volumes and benefits from cost control and restructuring initiatives.

•	Total debt declined $21.2 million to $160.8 million in the second quarter from $182.0 million at March 31, 2009, due to strong cash flow from operations.
“Our second quarter earnings of $3.1 million (excluding special expenses) primarily reflect benefits from cost control, pricing stability and our manufacturing improvement initiatives,” said President and Chief Executive Officer John C. Orr. “Strong working capital management and a sharp focus on cash flow has further strengthened our balance sheet. This continues to position our business for growth as the economy recovers.”
Results from Continuing Operations — As Reported Second Quarter and Six Months:
$ millions, except per share data

	Second Quarter Ended June 30			Six Months Ended June 30
	2009	2008	% Change	2009	2008	% Change
Consolidated Results:
Net Sales	$173.2	$214.6	- 19%	$363.3	$464.0	- 22%
Income (Loss) Before Taxes	$(3.3)	$4.6	—	$5.0	$18.4	- 73%
Income (Loss), Net of Taxes	$(1.4)	$2.9	—	$3.7	$11.5	- 68%
Income (Loss) Per Share	$(0.04)	$0.08	—	$0.10	$0.33	- 70%

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE
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Myers Industries Reports 2009 Second Quarter Results— 07/23/09	page 2 of 4

	Second Quarter Ended June 30				Second Quarter Ended June 30
	2009	2008	% Change		2009	2008	% Change
Segment Net Sales				Segment Income (Loss) Before Taxes
Lawn & Garden	$42.8	$62.9	-32%	Lawn & Garden	$1.2	$(1.1)	—
Material Handling	$65.5	$61.6	6%	Material Handling	$3.6	$4.1	-12%
Distribution	$40.2	$49.2	-18%	Distribution	$2.5	$5.6	-55%
Auto & Custom	$29.1	$47.8	- 39%	Auto & Custom	$(0.4)	$3.6	—

	Six Months Ended June 30				Six Months Ended June 30
	2009	2008	% Change		2009	2008	% Change
Segment Net Sales				Segment Income (Loss) Before Taxes
Lawn & Garden	$119.2	$155.3	-23%	Lawn & Garden	$12.8	$6.9	86%
Material Handling	$123.6	$134.3	-8%	Material Handling	$10.2	$12.7	-20%
Distribution	$76.5	$93.7	-18%	Distribution	$4.7	$9.0	-48%
Auto & Custom	$56.2	$94.2	-40%	Auto & Custom	$(3.3)	$5.1	—
During the second quarter, weak end markets and demand continued to result in volume declines across the Company’s segments. Customers maintained cautious spending — further reducing inventory levels, purchasing on an as-needed basis, deferring major capital investments and conserving cash.
In the Material Handling Segment, sales mix opportunities combined with pricing stability offset the impact of lower volumes. In the Lawn and Garden Segment, favorable pricing helped to partially offset economy-related volume reductions. In the Distribution Segment, sales of supplies and equipment remained weak due to continued slow demand for both tire and vehicle service. Auto and Custom Segment sales continued to be adversely affected by the downturn in original equipment and custom products markets.
Gross profit was 24.0% in the second quarter of 2009 compared to 23.0% in the second quarter of 2008. For the first six months of 2009, gross profit was 26.6% compared to 23.6% in the first half of 2008. This improvement was due to pricing stability and raw material costs, in addition to further realization of benefits from the Lawn and Garden Segment restructuring program. These benefits are reflected in the Lawn and Garden Segment’s 86% increase in pre-tax income compared to the first half of 2008.
In the second quarter of 2009, the effective tax rate of 57.9% reflects foreign tax rate differences and includes the recognition of approximately $0.5 million of certain deferred tax assets.
For the six-months ended June 30, 2009, net income was $3.7 million or $0.10 per share compared to income from continuing operations of $11.5 million or $0.33 per share for the same period in 2008. Excluding special expenses of $13.6 million in 2009, income, net of taxes, was $12.1 million or $0.34 per share. This compares to income from continuing operations of $12.7 million or $0.36 per share, excluding special expenses of $2.0 million, for the same period in 2008.
Special Pre-Tax Expenses
In 2009, special expenses for the second quarter and six months were:
1)	$7.4 million in the quarter, including approximately $4.2 million related to restructuring in the Lawn and Garden Segment, approximately $3.0 million related to manufacturing and productivity programs in the Material Handling Segment, and approximately $0.2 million related to the closure of one facility in the Auto and Custom Segment; and

2)	$13.6 million for the six months, including approximately $9.3 million related to restructuring in the Lawn and Garden Segment, approximately $3.0 million related to manufacturing and productivity programs in the Material Handling Segment, and approximately $1.3 million related to the closure of one facility in the Auto and Custom Segment.
In 2008, special expenses for the second quarter and six months were:
1)	$1.6 million in the quarter, including approximately $0.9 million related to an executive retirement
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Myers Industries Reports 2009 Second Quarter Results— 07/23/09	page 3 of 4
plan, approximately $0.5 million related to severance expenses in the Lawn and Garden and Material Handling Segments, and approximately $0.1 million in expenses related to a proposed merger; and

2)	$2.0 million for the six months, including, in addition to the $1.6 million above, approximately $0.4 million related to restructuring in the Lawn and Garden Segment.
Business Outlook
The Company continues to be cautious in our outlook for overall economic and end market improvements in 2009, given the limited visibility and unsettled conditions in this recessionary climate.
During the second quarter, the Company announced that it is reviewing strategic options to better align certain businesses in its Auto and Custom Segment with long-term performance and growth strategies. That review process continues, with options under consideration ranging from further internal restructuring to the sale of certain businesses in the segment. Additional details will be provided as potential actions are finalized.
A manufacturing and productivity optimization program announced in the first quarter of 2009 is underway in the Material Handling Segment. This program, expected to be completed by the end of the year, is anticipated to provide pre-tax savings of approximately $13 to $16 million on an annualized run-rate basis.
We continue to review additional operational initiatives that will strengthen our competitive position. The Company anticipates strong cash flow for the year that will further strengthen our balance sheet and enable us to capture new growth opportunities as they emerge.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2008 net sales of $867.8 million. Visit www.myersind.com to learn more.
About the 2009 Second Quarter Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter ended June 30, 2009. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.
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Myers Industries Reports 2009 Second Quarter Results— 07/23/09	page 4 of 4
MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Sales	$173,150	$214,609	$363,250	$463,955
Cost of Sales	131,535	165,216	266,418	354,602

Gross Profit	41,615	49,393	96,832	109,353
Selling, General and Administrative Expenses	42,801	42,007	87,260	85,204

Operating (Loss) Income	(1,186)	7,386	9,572	24,149
Interest Expense, Net	2,143	2,777	4,590	5,779

Income (Loss) from Continuing Operations Before Income Taxes	(3,329)	4,609	4,982	18,370
Income Taxes	(1,928)	1,729	1,281	6,841

Income (Loss) from Continuing Operations	(1,401)	2,880	3,701	11,529
Income from Discontinued Operations, Net of Tax	—	—	—	1,732

Net Income (Loss)	$(1,401)	$2,880	$3,701	$13,261

Income (Loss) Per Basic & Diluted Common Share
Continuing Operations	$(0.04)	$0.08	$0.10	$0.33
Discontinued Operations	0.00	0.00	0.00	0.05

Net Income (Loss) Per Share	$(0.04)	$0.08	$0.10	$0.38

Weighted Average Common Shares Outstanding	35,266,400	35,203,500	35,257,399	35,195,856

CONDENSED STATEMENTS OF FINANCIAL POSITION
($ in thousands)

	June 30,	December 31,
	2009	2008
Assets
Current Assets	$227,625	$232,648
Other Assets	141,285	137,347
Property, Plant & Equipment	179,106	198,905

	$548,016	$568,900

Liabilities & Shareholders’ Equity
Current Liabilities	$84,271	$96,970
Long-term Debt, less current portion	156,393	169,546
Deferred Income Taxes	43,499	43,149
Other Liabilities	6,446	6,396
Shareholders’ Equity	257,407	252,839

	$548,016	$568,900

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